Exhibit 3.1

CERTIFICATE OF INCORPORATION

(Avondale Acquisition Corp.)

1. Name. The name of the corporation is “Avondale Acquisition Corp.” (the “Corporation”).

2. Registered Address and Registered Agent. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle, 19801, and the Corporation’s registered agent at such address is The Corporation Trust Company.

3. Purpose. The purpose for which the Corporation is formed is to engage in any part of the world in any capacity in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”). The Corporation is authorized to exercise and enjoy all powers, rights and privileges which corporations organized under the DGCL may have under the laws of the State of Delaware as in force from time to time including, without limitation, all powers, rights and privileges necessary or convenient to carry out all those acts and activities in which it may lawfully engage.

4. Capital Stock. The total number of shares of capital stock which the Corporation will have the authority to issue is 100,000,000 shares of common stock, each of the shares having a par value of $0.0001, and 1,000,000 shares of preferred stock, each of the shares having a par value of $0.0001, thereby resulting in the Corporation having total authorized capital stock in the amount of $10,100.00. The powers, preferences and relative, participating, optional and other special rights of the respective classes of the Corporation’s capital stock or the holders thereof and the qualifications, limitations and restrictions thereof are as follows:

4.1	Preferred Stock. (a) The Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the board of directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

(b) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Certificate, including any Preferred Stock Designation.

CERTIFICATE OF INCORPORATION AVONDALE ACQUISITION CORP.

4.2	Common Stock. (a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation.)

(b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the board of directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

5. Incorporator. The name of the incorporator is David K. Gannaway and the mailing address of the incorporator is 5520 North Francis Avenue, Oklahoma City, Oklahoma 73118.

6. Internal Affairs. The following provisions for the regulation of the internal affairs of the Corporation are hereby adopted:

6.1	Bylaws. The bylaws for the governing of the Corporation may be adopted, amended, altered, repealed or readopted by the directors either at any regular or special meeting of the directors or by the written consent of all directors. The powers of the directors will at all times be subject to the right of the shareholders to adopt, amend or repeal the bylaws either at any annual or special meeting of shareholders or by the written consent of a majority of the shareholders, and the power of the directors will not extend to any amendment of the bylaws respecting the number, qualifications or term of office of the directors.

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6.2	Meetings. Meetings of shareholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to applicable law) inside or outside the State of Delaware at such place or places as may be designated from time to time by the directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

6.3	Related Party Transactions. To the extent permitted by law, no contract or transaction between the Corporation and one or more of the Corporation’s directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation’s directors or officers are directors or officers or have a financial interest, will be void or voidable solely for this reason, or solely because the Corporation’s directors or officers are present at or participate in the meeting of the board of directors or committee thereof which authorizes the contract or transaction, or solely because the Corporation’s directors or officers or their votes are counted for such purposes.

7. Elimination of Certain Liability of Directors. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation will not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director. Without limiting the foregoing in any respect, a director of the Corporation will not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of any provision of this Article 7 will be prospective only and will not adversely affect any right or protection of any person entitled to the benefits hereunder existing at the time of such repeal or modification.

8. Indemnification and Insurance.

8.1

Right to Indemnification. (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or serves, in any capacity, any corporation, partnership or other entity in which the Corporation has a partnership or other interest, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be

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indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators, and (B) the Corporation will indemnify and hold harmless in such manner any person designated by the board of directors, or any committee thereof, as a person subject to this indemnification provision, and who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he, she or a person of whom he or she is the legal representative, is or was serving at the request of the board of directors of the Corporation as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise whether such request is made before or after the acts taken or allegedly taken or events occurring or allegedly occurring which give rise to such proceeding; provided, however, that except as provided in Section 8.2 of this Article, the Corporation will indemnify any such person seeking indemnification pursuant to this subsection in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred herein will be a contract right based upon an offer from the Corporation which will be deemed to have been made to a person subject to subsection 8.1(A) on the date hereof and to a person subject to subsection 8.1(B) on the date designated by the board of directors, will be deemed to be accepted by such person’s service or continued service as a director or officer of the Corporation for any period after the offer is made and will include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires the payment of such expenses incurred by a director or officer in his or her capacity as the director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it will ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its board of directors, provide indemnification to employees or agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers. The rights under this Section 8.1 of this Article will inure to the benefit of the successors, legal representatives and heirs of any person entitled to indemnification hereunder.

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8.2	Right of Claimant to Bring Suit. If a claim under Section 8.1 of this Article is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

8.3	Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article will not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

8.4	Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

8.5	Severability. If any subsection of this Article 8 will be deemed to be invalid or ineffective in any proceedings, the remaining subsections hereof will not be affected and will remain in full force and effect.

Any repeal or modification of any provision of this Article 8 will be prospective only and will not adversely affect any right or protection of any person entitled to the benefits hereunder existing at the time of such repeal or modification.

9. Creditors. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Delaware, on the application in a summary way of the Corporation or of any creditor or shareholder thereof or on the application of receiver or receivers appointed for the Corporation under the provisions of Section

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291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code may order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths (3/4ths) in value of the creditors, class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, will be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of the Corporation, as the case may be, and also on the Corporation.

THE UNDERSIGNED, being the incorporator for the purpose of forming a corporation pursuant to the DGCL, does hereby make this Certificate and this acknowledgment by hereby declaring and certifying that this is the act and deed of the undersigned and that the facts herein stated are true and accordingly have hereunto set my hand as of January 21, 2015.

INCORPORATOR:

/s/ David K. Gannaway
David K. Gannaway

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